Filed Pursuant to Rule 433

Free Writing Prospectus

Registration No. 333-201827

February 5, 2015

M/A-COM Technology Solutions Holdings, Inc.

Pricing Term Sheet

Issuer:	M/A-COM Technology Solutions Holdings, Inc.

Ticker:	MTSI (NASDAQ)

Public Offering Price:	$30.00 per share

Offering Size:	7,800,000 shares (including 4,500,000 shares sold by the Issuer, an aggregate of 1,650,000 shares sold by John Ocampo and affiliates, and an aggregate of 1,650,000 shares sold by funds affiliated with Summit Partners, L.P.)

Greenshoe:	Up to 1,170,000 shares (including up to an aggregate of 585,000 shares to be sold by John Ocampo and affiliates, and up to an aggregate of 585,000 shares to be sold by funds affiliated with Summit Partners, L.P.)

Beneficial Ownership
After the Offering:	After the offering, John Ocampo and affiliates will beneficially own an aggregate of 23,208,582 shares, or 44.4%, of our outstanding common stock (or 22,623,582 shares, or 43.3%, if the underwriters’ option to purchase additional shares of our common stock is exercised in full), and funds affiliated with Summit Partners, L.P. will beneficially own an aggregate of 8,103,043 shares, or 15.1%, of our outstanding common stock (or 7,518,043 shares, or 14.0%, if the underwriters’ option to purchase additional shares of our common stock is exercised in full).

M/A-COM Technology Solutions Holdings, Inc. (the “Company”) has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus for this offering included in that registration statement and any other documents that the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by searching the SEC’s online data base (“EDGAR”) on its web site at http://www.sec.gov. Alternatively, the Company, any underwriter or any dealer participating in the offering will arrange to send you the prospectus supplement and prospectus if you request it by contacting: Goldman, Sachs & Co., Prospectus Department, 200 West Street, New York, New York 10282, by telephone: 1-866-471-2526, or by emailing prospectus-ny@ny.email.gs.com; or BofA Merrill Lynch, 222 Broadway, New York, NY 10038, Attn: Prospectus Department, by telephone: 866-500-5408, or by emailing dg.prospectus_requests@baml.com.